Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – January 7, 2010

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Reports Record Holiday Sales

PHILADELPHIA, January 7, 2010 (GLOBENEWSWIRE) - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Leifsdottir, Terrain and Urban Outfitters brands, today announced record sales for the two months ended December 31, 2009.

Total Company sales for the two months increased to $452 million or 16% over the same period last year. Total Company comparable (“comp”) retail segment sales, which include our direct-to-consumer channels, increased 9%. Comp store sales increased 10% at Anthropologie, 8% at Free People and 1% at Urban Outfitters. Total Company comp store sales grew 5%. Direct-to-consumer sales rose 28% for the period with all three brands posting double digit growth. Wholesale segment sales increased 9%.

“We are pleased to announce a 16% increase in our Holiday sales. All of our brands posted positive comp store sales during the period with each improving their comp trend from the previous quarter of this fiscal year,” said Glen T. Senk, Chief Executive Officer.

For the 11-month period ended December 31, 2009, total sales increased 5% to $1.8 billion with comp retail segment sales up 1% and comp store sales down 3%. Direct-to-consumer sales rose 18% for the period and wholesale segment net sales decreased 4% for the period.

During the 11 months ended December 31, 2009, the Company has opened a total of 29 new stores including: 11 new Urban Outfitters stores, 14 new Anthropologie stores including our first Anthropologie store in Europe, and 4 new Free People stores. The Company will release fourth quarter and fiscal year 2010 sales results on February 4, 2010.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 153 Urban Outfitters stores in the United States, Canada, and Europe, 2 web sites and a catalog; 135 Anthropologie stores in the United States and Europe, a web site and a catalog; Free People Wholesale which sells its product to approximately 1,400 specialty stores and select department stores; 34 Free People stores, a web site and catalog; Leifsdottir Wholesale, which sells its product to approximately 65 specialty and select department stores; and one Terrain garden center as of December 31, 2009.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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